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Exhibit 21.1

LIST OF SUBSIDIARIES OF TSI TELECOMMUNICATION HOLDINGS, LLC

TSI Telecommunication Holdings, Inc.
TSI Telecommunication Services Inc.
TSI Finance Inc.
TSI Networks Inc.

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF TSI TELECOMMUNICATION HOLDINGS, LLC